Exhibit 99.(h)(14)

SEVENTH AMENDMENT TO THE

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN
THE CREDIT SUISSE FUNDS LISTED ON SCHEDULE B,

AND
STATE STREET BANK AND TRUST COMPANY

This Seventh Amendment (this “Amendment”) dated April 17, 2009 is between each of the CREDIT SUISSE FUNDS listed on Schedule B to the Agreement as defined below, on behalf of itself or each of its portfolios, if any, listed on Schedule B, severally and not jointly (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

Reference is made to the Securities Lending Authorization Agreement dated March 17, 2004 between the Funds and State Street, as otherwise amended, and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth below;

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.             Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.             Amendments.

(a)   Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (d) as new subsection 1(e):

“(e) “Financing Transaction” means a Loan against cash Collateral made for the purpose of generating cash for the Fund to provide cash collateral for the purposes of securities lending transactions pursuant to the SLSA (as defined hereunder) where the Fund is a borrower of securities and State Street, acting as principal, is a lender of securities. The Funds that may engage in Financing Transactions are indicated on Schedule B hereto.”

(b)   Section 1 (Definitions) of the Agreement is hereby amended by adding the following definition after original subsection (h) as new subsection (j):

“(j) “SLSA” means that certain Securities Lending and Services Agreement dated as of April    , 2009 between State Street Bank and Trust Company and the Funds.”

All subsections of Section 1 (Definitions) are hereby re-lettered according to the amendments set forth in Sections 2(a) and (b) hereof.

(c)   Section 3 (Securities to be Loaned) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“3.   Securities to be Loaned.  All of the Fund’s securities held by State Street as agent, trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, subject to applicable laws and regulations, except (i) those securities which the Fund or the Investment Manager specifically identifies herein or in written notices to State Street as not being Available Securities, or (ii) securities for which sales/Loans are legally restricted.  In the absence of any such identification herein or other written notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

State Street will not make a Loan on behalf of a Fund if as a result of such Loan the aggregate outstanding Loans for such Fund would be in excess of 33 1/3% of such Fund’s total asset value, including collateral received in connection with securities lending transactions hereunder.  For the avoidance of doubt, the Fund authorizes State Street to lend up to fifty percent (50%) of the Fund’s total portfolio assets, not including collateral received in connection with securities lending transactions hereunder, in reliance upon the Brinson Funds, SEC No-Action Letter (pub. avail. November 25, 1997).”

(d)   Section 4 (Borrowers) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“4.  Borrowers.  The Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on State Street’s approved list of Borrowers that has been provided to the Fund, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”) which list will be supplied to the Fund quarterly.

Each Fund acknowledges that it is aware that State Street, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement.  Each Fund represents that (i) the power granted herein to State Street, as Fund’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Fund’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty or any other duty by State Street or affiliates thereof.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement.  As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Fund that it has adopted and implemented procedural safeguards to help ensure that all actions taken by State Street as agent on behalf of the Fund in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.  For the avoidance of doubt, the foregoing sentence shall not serve as any limitation on the Fund’s remedies against an SSB Borrower in connection with a Loan of Available Securities on behalf of the Fund authorized in accordance herewith.”

(e)   The first sentence of the fourth paragraph of Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“In the event the net income generated by any investment made pursuant to the first paragraph of this Section 9 does not equal or exceed the amount due the Borrower (the rebate fee for the use of cash Collateral) in accordance with the agreement between Borrower and State Street, State Street and the Fund shall, in accordance with the fee split set forth on Schedule A, share the amount equal to the difference between the net income generated and the amounts to be paid to the Borrower pursuant to the Securities Loan Agreement; provided, however, that for a Financing Transaction, the Fund shall be solely responsible for the payment of the rebate fee to the Borrower.”

(f)    The first paragraph of Section 12 (Standard of Care) is hereby deleted in its entirety and replaced with the following language:

“State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending transactions (as appropriate).

Each Fund shall indemnify State Street and hold  State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred  by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by such Fund, including any breach of a representation or warranty by the Fund hereunder, except such loss or liability which results from State Street’s failure to exercise the standard of care required by this Section 12. Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.  State Street may charge any amounts to which it is entitled hereunder against the relevant Fund’s account. Notwithstanding any provision to the contrary herein, no Fund shall be responsible for the obligations, costs or liabilities of any other Fund.”

(g)   The second paragraph of Section 13 (Representations and Warranties) is hereby deleted in its entirety and replaced with the following language:

“Each Fund represents and warrants that it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder.  Further, each Fund represents and warrants that the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition since the date of the balance sheet included within such financial statements.  Each Loan shall constitute a present representation by the Fund that there has been no material adverse change in its financial condition that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

If the Fund is a management investment company that is, or is required to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”),  the Fund acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLSA is in compliance with those laws and regulations under the 1940 Act relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of ‘senior securities,’ as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Fund to segregate, identify and substitute Fund assets, and daily monitor such assets and their values  (collectively, “Applicable 1940 Act Requirements”), except as specifically set forth herein, is the obligation of Fund and not State Street or any State Street Affiliate.  In addition, if the Fund is a management investment company that is, or is required to be, registered under the 1940 Act, the Fund represents and warrants to State Street as of the close of business on each day that the Fund is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLSA that creates leverage as a matter of law or fact is (A) in furtherance of the Fund’s investment objective or objectives, (B) permitted or not otherwise prohibited by the

Fund’s investment policies, and (C) disclosed in all material respects in the Fund’s registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940 Act, and (ii) the Fund is in compliance with all laws and regulations applicable to the Fund in all material respects, including Applicable 1940 Act Requirements.”

(h)   The last sentence of Section 14(a) (Borrower Default Indemnification) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“Subject to the Fund’s obligations pursuant to Section 8(d) hereof and Schedule A, paragraph 3(b), if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.”

(i)    The following language is hereby added to the end of Section 14 (Borrower Default Indemnification):

“(h)         Notwithstanding anything to the contrary in this Section 14, each Fund agrees that State Street shall not have any obligation to indemnify the Fund under this Section 14 to the extent that proceeds of Collateral from a Financing Transaction are insufficient or the Collateral from a Financing Transaction is unavailable.”

(j)    Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

(k)   Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

3.             Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.             Effective Date.  This Seventh Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

The CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A Pignataro	By:	/s/ Suzanne N. Lee

Name: Michael A. Pignataro		Name: Suzanne N. Lee

Title: CFO		Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Schedule of Fees

1.  Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

• Eighty percent (80%) payable to the Fund, and

• Twenty percent (20%) payable to State Street.

2.  All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.  (a) Except as provided in (b) below, the Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (the “Portfolio”). The management fees for investing the Portfolio are as follows:

On an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Portfolio is not more than 5.00 basis points netted out of yield.  The trustee of the Portfolio may pay out of the assets of the Portfolio all reasonable expenses and fees of the Portfolio, including professional fees or disbursements incurred in connection with the operation of the Portfolio.

(b) Notwithstanding anything contained in this Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash  to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA.  Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement.  To the extent that cash Collateral obtained from a Financing Transaction is not so transferred or used as cash collateral pursuant to the SLSA, the Fund hereby directs State Street to invest such cash Collateral in the Portfolio, and in the event that such cash

Collateral is no longer needed for Financing Transactions, to invest such cash in the Portfolio.  The Fund understands and agrees that cash Collateral obtained from a Financing Transaction that is not invested in the Portfolio and/or is used as cash collateral in securities borrowing transactions pursuant to the terms of the SLSA, will not generate investment income.

Notwithstanding anything contained in this Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund.  State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA and the investment of such cash Collateral in the Portfolio.  Subject to State Street’s obligations to mark to market under Section 8 of this Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may debit any account or accounts maintained by the Fund with State Street.

The CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A Pignataro	By:	/s/ Suzanne N. Lee

Name: Michael A. Pignataro		Name: Suzanne N. Lee

Title: CFO		Title: Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Company	Portfolio	Tax ID	Tax Year- End

Credit Suisse Trust	International Equity Flex I Portfolio*	137066581	12/31
	International Equity Flex III Portfolio*	133890449	12/31
	U.S. Equity Flex I Portfolio*	137125856	12/31
	International Equity Flex II Portfolio*	133890452	12/31
	U.S. Equity Flex III Portfolio*	134042374	12/31
	U.S. Equity Flex II Portfolio*	133839332	12/31
	U.S. Equity Flex IV Portfolio*	134181634	12/31
	Commodity Return Strategy Portfolio	11-3757399	12/31

Credit Suisse Institutional Fund, Inc.	International Focus Portfolio	510342100	10/31
	Asia Bond Portfolio	208572448	10/31

Credit Suisse International Focus Fund, Inc.	n/a	133908188	10/31

Credit Suisse Global Small Cap Fund, Inc.	n/a	133904202	10/31

Credit Suisse Global Fixed Income Fund, Inc.	n/a	133589438	10/31

Credit Suisse Small Cap Core Fund	n/a	133666127	10/31

Credit Suisse Large Cap Value Fund	n/a	133666126	10/31

Credit Suisse High Income Fund	n/a	134042415	10/31

Credit Suisse Large Cap Blend Fund, Inc.	n/a	510380617	12/31

Credit Suisse Large Cap Growth Fund	n/a	521532243	10/31

Credit Suisse Mid-Cap Core Fund, Inc.	n/a	521549085	10/31

Credit Suisse Global High Yield Fund, Inc.	n/a	510342407	12/31

Credit Suisse Commodity Return Strategy Fund	n/a	061734448	10/31

Credit Suisse High Yield Bond Fund	n/a	134009166	10/31

Credit Suisse U.S. Systematic Alpha Equity Fund*	n/a

Credit Suisse Asset Management Income Fund, Inc.	n/a	232451535	12/31

* Fund may engage in Financing Transactions.